Exhibit 10.11

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT, dated as of July 30,2010 (the “Agreement”), is made and entered into by and between AuraSound, Inc., a Nevada corporation (“AuraSound”), and Harald Armin Weisshaupt, an individual and resident of Hong Kong and the State of California, USA (“Wejsshaupt”).

WHEREAS, AuraSound and each of ASI Holdings Limited, a Hong Kong corporation (“ASI Holdings”), and ASI Audio Technologies, LLC, an Arizona limited liability company and wholly-owned subsidiary of ASI Holdings (“ASI Arizona”), (ASI Holdings and ASI Arizona are each individually referred to herein as a “Seller” and are collectively referred to herein as the “Sellers”), are parties to that certain Asset Purchase Agreement, dated as of July 10,2010 (the “Asset Purchase Agreement”), pursuant to which AuraSound has agreed to purchase from the Sellers certain assets defined therein which are used in or relate to the business of the Sellers (the “Asset Purchase”):

WHEREAS, through his beneficial ownership interest in the Sellers, consummation of the Asset Purchase will result in significant economic benefit to Weisshaupt;

WHEREAS, it is a condition to the closing of the Asset Purchase that AuraSound and Weisshaupt enter into this Agreement in order to protect the goodwill that AuraSound is acquiring in the business of the Sellers through the Asset Purchase; and

WHEREAS, this Agreement shall be effective at the Closing Date of the Asset Purchase (as defined in the Asset Purchase Agreement).

NOW THEREFORE, in consideration of the mutual obligations incurred and benefits obtained hereunder, the sufficiency of which is admitted, AuraSound and Weisshaupt agree as follows:

1. Definitions. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

2. Non-Competition.

(a) For a period beginning on the date hereof and ending two (2) years after the termination of Weisshaupt’s employment by AuraSound, Weisshaupt shall not, either directly or indirectly (including as an officer, director, partner, shareholder, employee, consultant or through an Affiliate) (i) design, develop, manufacture, market, sell, distribute, license or provide any products or services produced, sold or provided by the Sellers as of the Closing anywhere in the world or (ii) engage anywhere in the world in any business competitive with the business of selling sound speaker systems; provided that notwithstanding the foregoing, nothing contained in this paragraph shall prohibit Weisshaupt from assisting the Sellers with the performance of their obligations under the Asset Purchase Agreement or the Ancillary Agreements.

(b) Weisshaupt and AuraSound agree that the duration and geographic scope of the non-competition provisions set forth in this Section 2 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, Weisshaupt and AuraSound agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Weisshaupt and AuraSound intend that each of these non-competition provisions shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

(c) Notwithstanding any provision in this Agreement to the contrary, Weisshaupt shall be entitled, and he shall not be deemed to have violated any provision of this Agreement solely as a result of ownership by Weisshaupt as a passive investment, of less than 5% (in the aggregate) of the outstanding shares of capital stock or other equity interest of any corporation listed on a national securities exchange or publicly traded on an automated quotation system.

3. Non-Solicitation and No Hiring. For a period beginning the date hereof and ending two (2) years after the termination of Weisshaupt’s employment by AuraSound, Weisshaupt shall not, either directly or indirectly (including through an Affiliate), (i) solicit any employee or independent contractor of AuraSound to terminate such employee’s employment with or such independent contractor’s service to AuraSound or any Affiliate of AuraSound, (ii) hire or attempt to hire any such employee or former employee or independent contractor or former independent contractor of AuraSound or any Affiliate of AuraSound (unless at least 12 months have passed since the termination of such person’s employment with or service to the Company), or (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Sellers prior to the consummation of the Asset Purchase to cease doing business with AuraSound or any of AuraSound’s Affiliates or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and AuraSound or any of AuraSound’s Affiliates.

4. Indirect Competition. Weisshaupt shall not, directly or indirectly, assist or encourage any other Person in carrying out, directly or indirectly, any activity that would be prohibited by this Agreement, if such activity were carried out by Weisshaupt, either directly or indirectly. In particular, but without limiting the generality of the foregoing, Weisshaupt agrees that he will not, directly or indirectly, induce any Transferred Employee to carry out, directly or indirectly, any such activity.

5. Acknowledgment and Right to Injunctive Relief. Weisshaupt agrees that (i) the restrictions and agreements contained in this Agreement are a material inducement to AuraSound agreeing to enter into the Asset Purchase Agreement and are reasonable and necessary to protect the legitimate interests of AuraSound and its Affiliates, and (ii) any violation of this Agreement will cause substantial and irreparable harm to AuraSound and/or its Affiliates that would not be quantifiable and for which no adequate remedy would exist at law. Accordingly, without limiting the remedies available to AuraSound and/or any of its Affiliates, injunctive relief shall be available for any violation of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of AuraSound and/or any of its Affiliates to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent designated for overnight delivery by internationally recognized overnight air courier (such as Federal Express or DHL), one (1) business day after mailing; (b) if sent by facsimile transmission before 5:00 p.m. on a business day (sender’s time), when transmitted and receipt is confirmed through a delivery report; (c) if sent by facsimile transmission after 5:00 p.m. or on a day that is not a business day (sender’s time) and receipt is confirmed through a delivery report, on the following business day; or (d) upon actual receipt by the party to whom such notice, request, demand or other communication is required to be given; provided that such notices, requests, demands and other communications are delivered to the address or facsimile number set forth below, or to such other address or facsimile number as any party shall provide by like notice to the other parties:

If to AuraSound:	Copies (which shall not constitute notice) to:

AuraSound, Inc.	Richardson & Patel LLP

11839 East Smith Avenue	10900 Wilshire Blvd., Suite 500
Santa Fe Springs, California 90670	Los Angeles, California 90024
Facsimile: (562) 821-0249	Facsimile: (310)208-1154
Attention: Chief Executive Officer	Attention: Kevin Friedmann, Esq.

If to Weisshaupt:	Copies (which shall not constitute notice) to:

Room B, 10/F, Neich tower,	Stradling Yocca Carlson & Rauth
Attention; Harald Weisshaupt
128 Gloucester Road	660 Newport Center Drive
Wanchai, Hong Kong	Suite 1600
Newport Beach, California 92660
Facsimile: (949) 725-4100
Attention: Shivbir S. Grewal, Esq.

7. Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

8. Assignment. AuraSound may assign to an Affiliate of AuraSound this Agreement, or any portion hereof, and any or all of AuraSound’s rights, interests and obligations hereunder without the prior written approval of Weisshaupt. Weisshaupt may not assign either this Agreement or any of his rights, interests or obligations hereunder without the prior written consent of AuraSound. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns

9. Governing Law and Venue.

(a) This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

(b) Each party (i) submits to the exclusive jurisdiction of any state or federal court sitting in the City of Los Angeles, California in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 6. Nothing in this Section 9(b) however, shall affect the right of any party to serve such summons, complaint or initial pleading in any other manner permitted by law.

10. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT

11. Complete Agreement. This Agreement contains the complete agreement between the parties regarding Weisshaupt’s ability to engage in activities competitive or potentially competitive with AuraSound and/or any of its Affiliates. This Agreement supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.